UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 19, 2008

AUTO UNDERWRITERS OF AMERICA, INC.

 (Exact name of registrant as specified in its charter)

California	000-11582	94-2915849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2670 South White Road San Jose, California	95148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 270-3587

Copies of Communications to:
Sanford T. Sherman, Esq.
14 Monarch Bay Plaza, No. 186
Monarch Beach, CA 92629
(949) 510-3500
Fax (949) 715-6805

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement.

On or about August 19, 2008, Auto Underwriters of America, Inc. (the “Company”), as Guarantor and Grantor, entered into the Commercial Loan Agreement among Auto Underwriters Portfolio Acquisition Company, Inc. (“AUPAC”), as Borrower, Dean Antonis and William “Bill” Kellagher as additional Guarantors, and PrimaLend Capital Group, Inc., as Lender.  AUPAC, is a wholly owned subsidiary of the Company, and Antonis and Kellagher are officers and directors of the Company, and Kellagher is the sole director of AUPAC.  The Agreement provides for a revolving line of credit of $3.5 million under a First Revolving Master Note issued by AUPAC, and an additional revolving inventory line of credit of $1.5 million under a Second Revolving Master Note issued by AUPAC, which can be increased to $2 million at the election of AUPAC in January of 2009.  The due date under both lines of credit is August 31, 2010, however, if AUPAC provides a written request to the Lender prior to the due date and is not in default, the Lender may not exercise any of its remedies for 365 days to allow AUPAC to secure financing from a third party or otherwise payoff the indebtedness.  Interest on borrowed funds is a floating rate equal to seven percent (7%) above the Prime Rate as published in the Money Rates Section of the Wall Street Journal, Southwestern Edition.

Contemporaneously with the aforementioned Commercial Loan Agreement, the Company as Grantor, with AUPAC as Debtor, executed a Commercial Security Agreement for the benefit of Lender, as the Secured Party, collateralizing the assets of AUPAC and pledging the Company’s equity interest in AUPAC.  The Company also executed a Continuing Guaranty Agreement in connection with the Commercial Loan Agreement, guaranteeing all indebtedness of AUPAC to the Lender.

Section 2 – Financial Information

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information is provided in Item 1.01 of this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                    Auto Underwriters of America, Inc.

                    By: /s/ Dean Antonis
                          Dean Antonis, President and Treasurer

Date: August 22, 2008

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